The Andersons Announces Restructuring of the Processing Group
Cash Dividend of 8 1/2 Cents Per Share Declared

MAUMEE, Ohio August 18, 2005 The Andersons, Inc. (Nasdaq: ANDE) announced today the restructuring of its Processing Group. The Group’s Lawn business unit will focus on the professional market and on areas where it can add value in the consumer and industrial markets. Mike Anderson, Chief Executive Officer, said, “We will serve all sectors of the industry; however, we will concentrate on customers and products where we can add value. The lawn/turf fertilizer business has become an increasingly high volume, commodity-oriented market. We will direct our energies in markets where our innovative and differentiated products can create market growth and margin opportunity for us and our customers. As in the past, we will continue to produce high-quality lawn fertilizers and other lawn care products under our own brand, Andersons Golf Products, and exclusive labels for certain retailers and third-party manufacturers. I feel good about the new direction of this business unit and I am committed to return this unit to profitability.”

Gary Smith, Vice President Finance and Treasurer said, “In 2004, the Processing Group produced revenues of $126 million. As a result of the business restructuring, we expect to reduce working capital, labor and benefit costs because of the new product mix. We anticipate that the Processing Group will incur severance costs of approximately $1 million in 2005. It is not anticipated that this cost will have a significant impact on the current $2.20-$2.50 per share earnings guidance for 2005.”

This change affects only the Processing Group. The Plant Nutrient Division, focused on plant nutrients for the agricultural markets, anti-icers, nitrogen reagents and other industrial products, is completely unaffected by this change.

Tom Waggoner, formerly Vice President of Sales and Marketing for the Group, will assume the President’s role. Rick Anderson, President of the Processing Group, will leave the company to pursue other opportunities.

In addition, the Company announced a cash dividend of 8 1/2 cents per share, payable October 24, 2005, to shareholders of record on October 3, 2005. This is The Andersons’ 36th consecutive quarterly cash dividend since its listing on Nasdaq on February 20, 1996. There are approximately 7.5 million common shares outstanding.

The Andersons, Inc. is a diversified company with interests in the grain and plant nutrient sectors of U.S. agriculture, as well as in railcar marketing, industrial materials formulation, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company presently has operations in seven U.S. states plus rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.